Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm and incorporation by reference in this Registration Statement filed under Rule 462(b) of (i) our report dated April 25, 2005, relating to the consolidated financial statements and financial statement schedule of Enterprise Products GP, LLC, (ii) our report dated June 15, 2005, with respect to the balance sheet of Enterprise GP Holdings, L.P., and (iii) our report dated June 15, 2005, with respect to the balance sheet of EPE Holdings, LLC, appearing and incorporated by reference in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-124320) and the related Prospectus of Enterprise GP Holdings L.P. filed with the Securities and Exchange Commission, and to the reference to us under the headings “Experts” in such Prospectus.

/S/    DELOITTE & TOUCHE LLP

Houston, Texas

August 23, 2005